Exhibit 99.1

Media Contacts:
Stacie Sherer for Weight Watchers	Nicole Nichols for Oprah Winfrey
212.589.2737	323.602.5511
Stacie.Sherer@weightwatchers.com	Nicole_Nichols@own.tv

For Investor Inquiries:

Corey Kinger for Weight Watchers

212.986.6667

kinger@braincomm.com

OPRAH WINFREY AND WEIGHT WATCHERS

JOIN FORCES IN GROUNDBREAKING PARTNERSHIP

NEW YORK, NY (October 19, 2015) – Oprah Winfrey and Weight Watchers International, Inc. (NYSE: WTW) have joined together in a groundbreaking partnership to inspire people around the world to lead a healthier and more fulfilling life. Winfrey was compelled by the proven Weight Watchers program combined with new initiatives to broaden the company’s mission to prioritize overall health and wellness. As a part of this long-term partnership, Winfrey is making a substantial equity investment in the company and is joining the Board of Directors, bringing her insight to future products and programs.

“Weight Watchers has given me the tools to begin to make the lasting shift that I and so many of us who are struggling with weight have longed for,” said Oprah Winfrey. “I believe in the program so much I decided to invest in the company and partner in its evolution.”

“We are expanding our purpose from focusing on weight loss alone to more broadly helping people lead a healthier, happier life,” said Jim Chambers, President and CEO, Weight Watchers International, Inc. “Through our conversations, it became clear that there is tremendous alignment between Oprah’s intention and our mission. We believe that her remarkable ability to connect and inspire people to realize their full potential is uniquely complementary to our powerful community, extraordinary coaches and proven approach.”

Winfrey’s roles at Weight Watchers will include:

•	Member – Winfrey has joined the program and will candidly share her experiences and perspective along the way.

•	Board Member and Adviser – Winfrey will bring insight and strategy to program development and execution that reflects not only her own experiences as a member, but also her unique ability to inspire and connect people to live their best lives.

•	Owner – Winfrey will purchase newly issued shares representing 10% of the shares outstanding and will receive options to acquire an additional 5% of the fully diluted shares.

“Weight Watchers and Oprah Winfrey make a powerful combination,” said Ray Debbane, Chairman of the Board of Directors, Weight Watchers International, Inc. “Oprah is a force of nature in connecting with people on a very personal level to live inspired lives. This partnership will accelerate our transformation and will meaningfully expand our ability to impact many millions of people worldwide.”

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About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading commercial provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 36,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of online subscription weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.